UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 7, 2012

AMPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in Charter)

Delaware	001-35182	26-0179592
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

5445 DTC Parkway, Suite 925

Greenwood Village, Colorado 80111

(Address of principal executive offices, including zip code)

(720) 437-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 10, 2012 (the “Effective Date”), Ampio Pharmaceuticals, Inc. (“Ampio” or the “Company”) entered into a Clinical Batch Manufacturing Agreement (the “Agreement”) with Ethypharm S.A., a society anonyme organized under the laws of France (“Ethypharm”). The Agreement relates to the manufacture and documentation by Ethypharm of the clinical study drug and validation batches of the oral disintegrating tablet (ODT) formulation of Zertane for use by the Company in its on-going clinical trials. Ethypharm will manufacture the batches of Zertane ODT under patented processes in specified dosages that the Company has already developed. The batches are scheduled to be delivered in late December 2012. The consideration payable by Ampio to Ethypharm in connection with these manufacturing services totals approximately $1.2 million and is payable in three installments upon specified milestones.

On September 10, 2012, the Company also entered into a Manufacturing and Supply Agreement (the “Supply Agreement”) with Ethypharm, pursuant to which the Company agreed to purchase all of its requirements of Zertane ODT exclusively from Ethypharm during the term of the Supply Agreement. Ethypharm and Ampio have agreed on fixed bulk pricing for the Zertane ODT product manufactured and supplied by Ethypharm. The term is a period of ten years from the effective date, automatically renewing for three year periods unless terminated. The Supply Agreement may also be terminated in the event of a material breach by either party upon a bankruptcy or in the event that regulatory approval is withdrawn once obtained.

The Company expects to file the Agreement and the Supply Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2012, and intends to seek confidential treatment for certain terms and provisions of the Agreement and the Supply Agreement. The foregoing description is qualified in its entirety by reference to the text of the Agreement and the Supply Agreement when filed.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Material Compensatory Plan, Contract or Arrangement with Principal or Named Executive Officers

On September 7, 2012, Ampio Pharmaceuticals, Inc. (“Ampio” or the “Company”) entered into an employment agreement with Michael Macaluso, effective as of January 9, 2012 (the “Employment Agreement”). Mr. Macaluso has served as Chief Executive Officer of the Company since January 9, 2012 and continues to serve as Chairman of the Company’s Board of Directors. Pursuant to the Employment Agreement, Mr. Macaluso will serve as Chief Executive Officer of the Company at an annual salary of $195,000. The Employment Agreement has an initial term of 36 months from the effective date, but is terminable at any time by either the Company or Mr. Macaluso on 90 days’ prior written notice.

Mr. Macaluso is entitled to receive an annual bonus each year that will be determined by the Compensation Committee of the Board of Directors based on individual achievement and company performance objectives established by the Compensation Committee. The targeted amount of the annual bonus shall be 50% of the base salary paid to Mr. Macaluso, although the actual bonus may be higher or lower.

In the event of a change in control (as defined in the Employment Agreement) of the Company, all outstanding stock options held by Mr. Macaluso become fully vested and exercisable.

Item 7.01	Regulation FD Disclosure.

On September 12, 2012, the Company issued a press release announcing its entry into the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information contained in this Item 7.01 and Exhibit 99.1 to this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any filings made by Ampio under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as may be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this report:

10.1	Employment Agreement, dated September 7, 2012, by and between Ampio Pharmaceuticals, Inc. and Michael Macaluso

99.1	Press Release dated September 12, 2012

This Current Report on Form 8-K and Exhibit 99.1 contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by use of terms such as “may,” “project,” “should,” “plan,” “expect,” “anticipate” “believe,” “estimate” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements represent our management’s judgment regarding future events. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. All statements other than statements of historical fact included in this Current Report on Form 8-K and in Exhibit 99.1 are forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Company cannot guarantee the accuracy of the forward-looking statements, and you should be aware that the Company’s actual results could differ materially from those contained in forward-looking statements due to a number of factors, including the statements under “Risk Factors” found in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 9, 2012, and its Form 10-Qs on file with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Mark D. McGregor
Mark D. McGregor

Chief Financial Officer

Dated: September 13, 2012

AMPIO PHARMACEUTICALS, INC.

FORM 8-K

Exhibit Index

Exhibit No.	Description	Method of Filing

10.1	Employment Agreement, dated September 7, 2012, by and between Ampio Pharmaceuticals, Inc. and Michael Macaluso	Filed

99.1	Press Release issued by Ampio Pharmaceuticals, Inc. on September 12, 2012	Furnished